UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 9, 2015

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
On April 8, 2015, entities controlled by Kennedy-Wilson Holdings, Inc. (the “Company,”) entered into agreements to sell all of their equity interests in 50 multifamily buildings, totaling 2,410 units, located throughout Japan (the “Portfolio”) in a transaction which values the Portfolio at 58.5 billion JPY (approximately $487.9 million), including the assumption of approximately 27.7 billion JPY (approximately $231.0 million) of mortgage debt and net assets.

The transaction will result in total pre-tax proceeds of approximately 30.8 billion JPY (approximately $256.9 million), subject to certain final closing adjustments.  The Company expects to receive pre-tax net proceeds of between $105.0 million and $110.0 million (for its 41% ownership interests in the entities), which represents a pre-tax cash profit of between $70.0 million to $75.0 million (including the effect of foreign currency and related hedges). As of December 31, 2014, the carrying value of the Company’s investment was $77.6 million, which includes a $43.8 million acquisition-related gain recognized in June 2014 (both amounts exclude deferred tax assets and liabilities and non-controlling interests).

The closing of the transaction is expected to be consummated in the second quarter of 2015, subject to customary closing conditions.  In connection with entering into the agreements, the purchaser will post a deposit of approximately 2.9 billion JPY (approximately $24.2 million). This deposit is non-refundable to the purchaser other than in certain events whereby the seller breaches its obligations under the agreements or the transaction is prohibited by government authorities prior to the consummation of the closing. There can be no assurances that the Company will complete this transaction.

As a part of this transaction, the Company expects to invest approximately $7 million alongside the purchaser to retain approximately 5% of the equity interests in the Portfolio. In addition, a wholly-owned subsidiary of the Company (“KW Manager”) will enter into an asset management agreement with the purchaser to provide asset management services for an initial term of three years. The Company originally entered the Japanese real estate market in 1995 as Kennedy Wilson Japan. Kennedy Wilson Japan completed its initial public offering in 2002 and is now listed on the Tokyo Stock Exchange as Kenedix. The Company sold its interests in Kenedix in 2003 and began assembling this Portfolio in 2006. The Company later recapitalized the Portfolio in 2010 with its current equity partner.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2015	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer